EXHIBIT 99.1

American National Announces Financial Results for 2013

GALVESTON, Texas, Feb. 24, 2014 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) reported net income of $268,372,000 or $9.97 per diluted share for the year ended December 31, 2013 compared to $191,041,000 or $7.11 per diluted share for 2012. The increase in net income was driven by improved operating results from the property and casualty and health segments and higher realized investment gains.

After tax operating earnings for the year ended December 31, 2013 (which exclude after tax net realized investment gains) were $190,663,000 or $7.08 per diluted share compared to $146,706,000 or $5.46 per diluted share for 2012. Results for 2013 benefited from lower catastrophe losses and an improved non-catastrophe combined ratio in our property and casualty segment, an increase in investment income and the disposition of certain real estate investments. After tax net realized investment gains totaled $77,709,000 or $2.89 per diluted share in 2013 compared to $44,335,000 or $1.65 per diluted share in 2012.

Recurring life insurance premiums on new issues were up 26.8% over the prior year. Stockholders' Equity as of December 31, 2013 increased 9.5% from the end of 2012 to $4.2 billion, the highest level in the Company's history. Book value per diluted share was $155.70 at December 31, 2013 compared to $142.63 at December 31, 2012. Total revenues for the year ended December 31, 2013 increased by $132,150,000 due to increased net realized investment gains, net investment income and premium in the life and annuity segments.

For the fourth quarter 2013 net income was $67,619,000 or $2.51 per diluted share compared to $66,133,000 or $2.46 per diluted share for 2012. Fourth quarter after tax operating earnings (which excludes after tax net realized investment gains) increased to $57,490,000 or $2.13 per diluted share compared to $37,904,000 or $1.41 per diluted share for the same period in 2012. After tax net realized investment gains were $10,129,000 or $0.38 per diluted share for the fourth quarter of 2013 compared to $28,229,000 or $1.05 per diluted share reported for the same period in 2012.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended		Years Ended
	December 31,		December 31,

	2013	2012	2013	2012

Revenues	$ 815,001,000	$ 753,355,000	$ 3,119,210,000	$ 2,987,060,000
After-tax earnings:
Operating earnings ***	$ 57,490,000	$ 37,904,000	$ 190,663,000	$ 146,706,000
Net realized investment gains	10,129,000	28,229,000	77,709,000	44,335,000
Net income	67,619,000	66,133,000	268,372,000	191,041,000

Per share earnings:
Operating earnings – Diluted ***	$ 2.13	$ 1.41	$ 7.08	$ 5.46
Net realized investment gains
– Diluted	0.38	1.05	2.89	1.65
Net income – Diluted	2.51	2.46	9.97	7.11

Weighted average number of shares upon which computations are based:
Diluted	26,913,697	26,877,852	26,914,591	26,863,674
Basic	26,785,279	26,761,801	26,791,900	26,714,865

		As of

		December 31, 2013	December 31, 2012

Book value per diluted share		$ 155.70	$ 142.63

* Results are preliminary and unaudited. American National expects to timely file its 2013 Form 10-K in February.
*** Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net realized investment gains (losses) is equal to Net income (loss).

American National Insurance Company (American National), headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been assigned an 'A' rating by A.M. Best Company and an 'A' rating by Standard & Poor's, both of which are nationally recognized rating agencies.

American National is also a family of companies that has, on a consolidated GAAP basis, $23.3 billion in assets, $19.1 billion in liabilities and $4.2 billion in stockholders' equity. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National family of companies operates in all 50 states and its major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

CONTACT: John J. Dunn, Jr. (409) 766-6063